AMENDMENT TO PURCHASE AND SALES AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALES AGREEMENT (the “Amendment”) is made effective as of May 17, 2018 by and between ShantiNiketan Ashram, Inc., a Florida Not-For-Profit corporation (“Seller”) and ShantiNiketan International Corporation, a Nevada corporation (the “Buyer”). The Seller and Buyer may collectively be referred to as the “Parties”.

BACKGROUND

A. Seller and Buyer are the parties to that certain Purchase and Sales Agreement dated January 16, 2018 (the “Agreement”);

B. Buyer has paid Seller $500,000 as a deposit towards the Purchase Price of the Real Property to be acquired by Buyer from Seller pursuant to the Agreement; and

B. The parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section II of the Agreement is hereby amended by deleting Section II in its entirety and adding the following:

II. PURCHASE PRICE. The purchase price to be paid to Seller by Buyer on or before the Closing Date is $3,000,000 (the “Purchase Price”) as follows:

(a)	Deposit of $500,000 in cash; and

(b)	The balance to close of $2,500,000 shall be payable by the issuance of 2,500,000 shares of fully paid and nonassessable unregistered shares of the Buyer’s Common Stock, par value $0.001 per share (the “Common Stock”).

2. The following new Section XIII shall be added to the Agreement as follows:

XII. SECURITIES LAW REPRESENTATIONS. Seller hereby represents and warrants to Buyer as follows:

(a) The Common Stock is being acquired for Seller’s own account for investment, with no intention by Seller to distribute or sell any portion thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and will not be transferred by Seller in violation of the Securities Act or the then applicable rules or regulations thereunder. No one other than Seller has any interest in or any right to acquire the Common Stock. Seller understands and acknowledges that Buyer will have no obligation to recognize the ownership, beneficial or otherwise, of the shares of common stock by anyone but Seller.

(b) Seller’s financial condition is such that Seller is able to bear the risk of holding the Common Stock that Seller may acquire pursuant to this Amendment, for an indefinite period of time, and the risk of loss of Seller’s entire investment in Buyer.

(c) Seller has received, has read and understood and is familiar with this Amendment.

(d) Seller had been advised that Buyer files reports and other information with the U.S. Securities and Exchange Commission (the “SEC Documents”). The SEC maintains a Web site that contains the reports and other information that we file electronically with the SEC and the address of that website is http://www.sec.gov. Seller has carefully considered the information included in Buyer SEC Documents and Seller has been furnished with all documents and materials relating to the business, finances and operations of Buyer and its subsidiaries and information that Seller requested and deemed material to making an informed investment decision regarding its acquisition of the Common Stock. Seller has been afforded the opportunity to review such documents and materials and the information contained therein. Seller has been afforded the opportunity to ask questions of Buyer and its management. Seller understands that such discussions, as well as any written information provided by Buyer, were intended to describe the aspects of Buyer’s and its subsidiaries’ business and prospects which Buyer believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Amendment, Buyer makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than Buyer. Some of such information may include projections as to the future performance of Buyer and its subsidiaries, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond Buyer’s and its subsidiaries’ control. Additionally, Seller understands and represents that he is acquiring the Common Stock notwithstanding the fact that Buyer and its Subsidiaries, if any, may disclose in the future certain material information that Seller has not received, including the financial results of Buyer and its subsidiaries for their current fiscal quarters. Neither such inquiries nor any other due diligence investigations conducted by such Seller shall modify, amend or affect such Seller’s right to rely on Buyer’s representations and warranties, if any, contained in this Amendment. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Common Stock.

(e) No representations or warranties have been made to Seller by Buyer, or any representative of Buyer, or any securities broker/dealer, other than as set forth in this Amendment.

(f) Seller has investigated the acquisition of the Common Stock to the extent Seller deemed necessary or desirable and Buyer has provided Seller with any reasonable assistance Seller has requested in connection therewith.

(g) Seller, either personally, or together with its advisors (other than any securities broker/dealers who may receive compensation from the sale of any of the Common Stock), has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of acquiring the Common Stock and of making an informed investment decision with respect thereto.

(h) Seller is aware that Seller’s rights to transfer the Common Stock (or the common stock thereby represented) is restricted by the Securities Act and applicable state securities laws, and Seller will not offer for sale, sell or otherwise transfer the Common Stock without registration under the Securities Act and qualification under the securities laws of all applicable states, unless such sale would be exempt therefrom.

(i) Seller understands and agrees that the Common Stock it acquires has not been registered under the Securities Act or any state securities act in reliance on exemptions therefrom and that Buyer has no obligation to register any of the Common Stock (and underlying common stock represented thereby) to be issued as set forth in this Amendment.

(j) Seller understands that the certificates or other instruments representing the Common Stock, as well as the common stock issuable thereby shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE LAW, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ShantiNiketan Ashram, Inc.		ShantiNiketan International Corporation

By:	/s/ Jeffrey Ignatius	By:	/s/ Appaswamy “Vino” Pajanor
	Jeffrey Ignatius		Appaswamy “Vino” Pajanor
	Director		President & CEO